CERTIFICATE OF SECRETARY



I, Deborah R. Gatzek, certify that I am Secretary of FRANKLIN MANAGED TRUST (the "Trust".

As Secretary of the Trust, I further certify that the following resolution was adopted by a majority of the Trustees of the Trust present at a meeting held at 777 Mariners Island Boulevard, San Mateo, California 94404, on September 23, 1999.

      RESOLVED, that a Power of Attorney, substantially in the form of the Power of Attorney presented to this Board, appointing Harmon E. Burns, Deborah R. Gatzek, Karen L. Skidmore, Leiann Nuzum and Mark
      H. Plafker as attorneys-in-fact for the purpose of filing documents with the SEC, be executed by each Trustee and designated officer.

I declare under penalty of perjury that the matters set forth in this certificate are true and correct of my own knowledge.




Dated: November 9, 1999                   /s/ Deborah R. Gatzek
                                          ---------------------
                                          Secretary